Exhibit 10.2

Non-Employee Directors Compensation Summary

Effective May 23, 2005, the Executive Committee approved and the Board of Directors ratified a modification to the Non-Employee Director fees to include an annual cash retainer, an increase in the amount paid for attending Audit Committee meetings and a decrease in the amount paid for attending meetings via teleconference.  The revised Non-Employee Director fee schedule is listed below.

Annual Retainer	$25,000 per year beginning 2005

Board Meeting Fees	$2,500 for Board meetings

Committee Meeting Fees	$2,000 for Audit Committee meetings $1,250 for committee meetings other than the Audit Committee

Scheduled Board/Committee Conference Calls	$500 per meeting

Annual Equity Grants

RSA’s valued at $40,000 at time of grant (based on 10 trading day average) vesting 20%/30%/50% annually on terms consistent with prior years and subject to terms of the Company’s 2002 Long Term Incentive Plan